SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

KROLL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(c)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF KROLL’S STOCK INCENTIVE PLAN
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
INFORMATION CONCERNING EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
KROLL STOCK PRICE PERFORMANCE
PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER BUSINESS
KROLL INC. STOCK INCENTIVE PLAN

KROLL INC.

900 Third Avenue
New York, New York 10022
(212) 593-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2003

To the Stockholders of Kroll Inc.:

      NOTICE IS HEREBY GIVEN that the 2003 annual meeting of stockholders of Kroll Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on Tuesday, June 3, 2003 at Hotel Intercontinental — The Barclay, 111 East 48th Street, New York, New York 10017 to consider and vote upon the following:

1. the election of three Class I directors and one Class II director of Kroll;

2. the approval of Kroll’s Stock Incentive Plan;

3. ratification of the appointment of Deloitte & Touche LLP as independent public accountants for Kroll for the fiscal year ending December 31, 2003; and

4. the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

      As more fully explained in the proxy statement that accompanies this notice, only holders of record of Kroll common stock at the close of business on Tuesday, April 22, 2003 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

      You are cordially invited to attend the 2003 annual meeting of stockholders. Whether or not you plan to attend, please ensure that your shares will be represented at the meeting by completing, signing and dating the enclosed proxy card and returning it promptly in the postage-prepaid envelope provided. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct them to vote your shares.

By Order of the Board of Directors,

SABRINA H. PEREL
Vice President, General Counsel and Secretary

New York, New York

April 30, 2003

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
June 3, 2003

       This proxy statement is being furnished to stockholders in connection with the solicitation of proxies by Kroll’s board of directors to vote on the matters listed below.

Date, Time and Place

      The annual meeting of Kroll stockholders will be held on Tuesday, June 3, 2003, at 10:00 a.m., Eastern Daylight Time, at Hotel Intercontinental — The Barclay, 111 East 48th Street, New York, New York 10017.

Purposes of the Annual Meeting

      At the annual meeting, stockholders will consider and vote upon the following proposals:

1. the election of three Class I directors of Kroll and one Class II director of Kroll;

2. the approval of Kroll’s Stock Incentive Plan; and

3. ratification of the appointment of Deloitte & Touche LLP as independent public accountants for Kroll for the fiscal year ending December 31, 2003.

Record Date; Voting Rights; Quorum; Required Vote

      Only holders of record of common stock at the close of business on Tuesday, April 22, 2003, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting or at any adjournment or postponement of the annual meeting.

      On the record date, 40,067,164 shares of Kroll common stock were outstanding and were held by approximately 210 holders of record. Each share of Kroll common stock is entitled to one vote per share on any matter that properly comes before the annual meeting. Holders of shares of voting stock representing a majority of the voting power of the outstanding shares of voting stock issued, outstanding and entitled to vote must be present at the annual meeting, in person or by proxy, to constitute a quorum to transact business at the annual meeting.

      The election of directors requires the affirmative vote of a plurality of the votes cast at the meeting. Kroll’s common stock has no cumulative voting rights. The approval of Kroll’s Stock Incentive Plan and the ratification of the appointment of Deloitte & Touche as Kroll’s independent public accountants require the affirmative vote of a majority of the voting power of shares of voting stock present in person or represented by proxy at the annual meeting and entitled to vote.

Share Ownership and Voting Power of Management

      On the record date, the directors and officers of Kroll, including their affiliates, held a total of 3,428,413 shares of common stock or approximately 8.6% of the shares of common stock then outstanding. Kroll currently expects that its directors and officers will vote all of these shares in favor of: (1) the election of the directors proposed by Kroll, (2) the approval of the Kroll Inc. Stock Incentive Plan and (3) ratification of the appointment of Deloitte & Touche LLP as independent public accountants for Kroll for the fiscal year ending December 31, 2003.

Recommendation of the Board of Directors of Kroll

      The board of directors has unanimously approved the slate of nominees proposed for election to the Kroll board of directors and unanimously recommends that stockholders vote to elect them. See “Proposal No. 1 — Election of Directors.”

      The board of directors has unanimously approved the Kroll Inc. Stock Incentive Plan and unanimously recommends that stockholders vote to approve this plan. See “Proposal No. 2 — Approval of Kroll’s Stock Incentive Plan.”

      The board of directors has unanimously approved the appointment of Deloitte & Touche LLP as Kroll’s independent public accounts for the fiscal year ending December 31, 2003 and unanimously recommends that stockholders vote to ratify this appointment. See “Proposal No. 3 — Ratification of Appointment of Independent Public Accountants.”

Voting and Revocation of Proxies; Shares Held in “Street Name”

      Stockholders may vote their shares by attending the annual meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. If a written proxy card is signed by a stockholder and returned without instructions, the shares represented by the proxy will be voted FOR the proposals described above.

      Stockholders that have questions or requests for assistance in completing and submitting proxy cards should contact the General Counsel of Kroll, at the following address and telephone number:

     Kroll Inc.

     900 Third Avenue
     New York, New York 10022
     Attention: Sabrina Perel, Vice President, General Counsel and Secretary
     Phone No.: (212) 593-1000

      Stockholders who hold their shares in “street name,” meaning in the name of a bank, broker or other record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote at the annual meeting.

      Under the applicable rules of the Nasdaq National Market, brokers who hold shares in street names for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote those customers’ shares with respect to non-routine matters to be voted on at the annual meeting in the absence of specific instructions from the customer. Brokers are also required to request these instructions from beneficial owners of shares. However, brokers who hold shares in street names for customers may vote those shares for certain routine matters, including the election of directors, the approval of incentive plans that do not involve amounts in excess of 5% of the outstanding stock and the ratification of the appointment of independent public accountants. If a stockholder who holds its shares in street name does not provide instructions to its broker, the broker may still vote those shares on those routine matters.

      For purposes of determining whether a quorum is present, abstentions and broker non-votes will be counted. Because the election of directors requires the affirmative vote of a plurality of the votes cast at the meeting, abstentions and broker non-votes will not affect the outcome of this election. Because each of the approval of Kroll’s Stock Incentive Plan and the ratification of the appointment of Deloitte & Touche as Kroll’s independent public accountants requires the vote of a majority of the voting power of shares of voting stock present in person or represented by proxy at the annual meeting and entitled to vote, abstentions and broker non-votes will have the effect of a vote against the proposals.

      All properly delivered proxies that are not revoked will be voted at the annual meeting as instructed on those proxies. A stockholder who delivers a proxy may revoke it at any time before it is voted, by:

•	delivering a proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to Kroll addressed to the Secretary; or

•	attending the special meeting and voting in person.

      The board of directors is unaware of any other matters that properly may be presented for action at the annual meeting. However, if other matters do come before the annual meeting or any adjournment or postponement of the annual meeting in compliance with the procedures set forth in Kroll’s by-laws, proxies will be voted on those matters in accordance with the discretion of the proxies.

Solicitation of Proxies

      Kroll may use its directors, officers and employees to solicit proxies. These people will not receive any additional compensation for their services, but will be reimbursed for their out-of-pocket expenses. In addition, Kroll has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies. Kroll will pay Georgeson a customary fee plus reasonable expenses for these services. Kroll will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of the proxy soliciting material to the beneficial owners of common stock and in obtaining voting instructions from those owners. Kroll will bear all expenses of printing and mailing this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Kroll’s corporate powers are exercised, and its business, property and affairs are managed, by or under the direction of its board of directors. Kroll’s board of directors is divided into three classes of directors. One class is up for election each year. This results in a staggered board which ensures continuity from year to year. Currently there are four directors in Class I, two directors in Class II and three directors in Class III. Following the annual meeting, it is expected that there will be three directors in each class.

      At the annual meeting, three persons will be elected to serve as Class I directors whose terms will expire at the 2006 annual meeting or until their respective successors are duly elected and qualified and one person will be elected to serve as a Class II director whose term will expire at the 2004 annual meeting or until his successor is duly elected and qualified. The nominating committee has nominated, and the board of directors has approved the nomination of, Peter A. Cohen, Thomas E. Constance and Michael D. Shmerling for election as Class I directors with a term expiring in 2006. Each of these nominees is currently a director of Kroll. In addition, the nominating committee has nominated, and the board of directors has approved the nomination of, Simon V. Freakley for election as a Class II director with a term expiring in 2004.

      The shares represented by the enclosed proxy will be voted in favor of the persons nominated, unless a vote is withheld from any or all of the individual nominees. While management has no reason to believe that the nominees will not be available as candidates, if that situation should arise, proxies may be voted for the election of those other persons as the holders of the proxies may, in their discretion, determine.

Vote Required

      The affirmative vote of the holders of a plurality of the votes cast at the annual meeting is required for the election of directors.

      The board of directors unanimously recommends that stockholders vote “FOR” each of the nominees.

Nominees

      Information on each nominee for Class I director is set forth below.

      Peter A. Cohen has been a principal of Ramius Capital Group, LLC, a private investment firm, since 1994. From November 1992 until Mary 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its management executive committee. Mr. Cohen was also the Chairman of Republic New York Corporation’s wholly-owned subsidiary, Republic New York Securities Corporation. From February 1990 to November 1992, Mr. Cohen was an advisor to several industrial and financial companies. From 1983 to 1990, Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers. Mr. Cohen has served on a number of corporate, industry, and philanthropic boards, including The New York Stock Exchange, The American Express Company, The Federal Reserve Capital Market Advisory Board, The Depository Trust Company, Olivetti S.p.A., Ohio State University

Foundation, The New York City Opera and Telecom Italia S.p.A. Mr. Cohen currently serves as a director of Presidential Life Corporation, Mount Sinai Hospital — NYU Medical Center & Health System, Scientific Games Corporation, Titan Corporation and Portfolio Recovery Associates. He has been a director of Kroll since September 2002. Age 56.

      Thomas E. Constance has been a partner in the law firm of Kramer Levin Naftalis & Frankel LLP since 1994. From 1973 to 1994, Mr. Constance was with the law firm of Shea & Gould. Mr. Constance is a director of Uniroyal Technology Corp. and Siga Technologies Inc. He has been a director of Kroll since December 2000. Age 66.

      Michael D. Shmerling has been Executive Vice President of Kroll since September 20, 2001 and was Chief Operating Officer of Kroll from May 15, 2001 through December 2002. He has held the position of President of the Background Screening Group since June 1999. Mr. Shmerling was one of the founders of Background America, Inc., a company providing background investigations services to governments, corporations and other professional clients, and from September 1995 to June 1999 served as President of Background America, which was acquired by Kroll in June 1999. In 1990, he co-founded Correction Management Affiliates, Inc., a private correctional facility management company. In 1989, he co-founded Transcor America, Inc., a nationwide prison transportation company. He served as Chairman of the Board of Transcor America, Inc. until he resigned to dedicate his time to Correction Partners, Inc., a private prison management company majority-owned by Correction Management Affiliates, Inc. In 1994 and 1995, all of the above correctional management companies were sold to Corrections Corporation of America. Mr. Shmerling is a Certified Public Accountant (inactive), and a member of the American Institute of Certificate Public Accountants. He practiced as an accountant for more than 15 years. From 1977 to 1980, he was a member of the professional staff of certified public accountants at Ernst & Young. Mr. Shmerling is also a director of Capital Bank & Trust Co., Inc. He has been a director of Kroll since August 2001. Age 47.

      Information on the nominee for Class II director is set forth below.

      Simon V. Freakley has been President of Kroll’s Corporate Advisory and Restructuring Group since September 2002. Mr. Freakley has been a Director of Kroll Buchler Phillips since 1999, when the company was acquired by Kroll. He joined Buchler Phillips in 1992 and was Managing Partner from 1996 until 1999. Prior to joining Buchler Phillips, Mr. Freakley worked for an international accountancy firm in its UK corporate recovery practice. Age 41.

Directors Continuing in Office

      Information on the directors who are not nominees for election as directors but who will continue to serve as directors after the annual meeting is set forth below.

Class II Directors

      Michael G. Cherkasky has been Chief Executive Officer of Kroll since May 15, 2001. Previously, Mr. Cherkasky had been President and Chief Operating Officer of Kroll’s Investigations and Intelligence Group since December 1997. Prior to the merger of Kroll Holdings, Inc. and The O’Gara Company in December 1997, he had been an Executive Managing Director of Kroll Associates, Inc., a subsidiary of Kroll Holdings, since April 1997 and Chief Operating Officer of Kroll Holdings since January 1997. From November 1995 to January 1997, he was the head of Kroll Associates’ North American Region and from February 1994 to November 1995 he was the head of Kroll Associates’ Monitoring Group. From June 1993 to November 1993, Mr. Cherkasky was a candidate for public office. From 1978 to June 1993, Mr. Cherkasky was with the District Attorney’s office for New York County, his last position being Chief of the Investigation Division. He has been a director of Kroll since December 1997. Age 53.

      Raymond E. Mabus is of counsel to the law firm of Baker, Donelson, Bearman and Caldwell P.C. He also manages a family timber business. From 1998 until 2002, Mr. Mabus served as President of Frontline Global Resources Development Group Ltd., a provider of workforce analysis, foreign investment planning and resource general services. He served as the United States Ambassador to the Kingdom of Saudi Arabia from

1994 until 1996, as a consultant to Mobil Telecommunications Technology from 1992 until 1994 and as Governor of the State of Mississippi from 1988 until 1992. Mr. Mabus is a director of Foamex International, Inc. and Friede Goldman Halter, Inc. Mr. Mabus has been a director of Kroll since December 1996. Age 55.

Class III Directors

      Jules B. Kroll has been Executive Chairman of Kroll’s board of directors since May 2001. Mr. Kroll was named Co-Chief Executive Officer of Kroll and Chief Executive Officer of the Investigations and Intelligence Group in April 2000. Previously, Mr. Kroll had been Chairman of the Board and Chief Executive Officer of Kroll since the merger of The O’Gara Company and Kroll Holdings. He founded Kroll Associates in 1972 and has been the Chairman of the Board of Directors and Chief Executive Officer of Kroll Associates since its founding. Mr. Kroll also is a director of Presidential Life Corporation. He has been a director of Kroll since December 1997. Age 61.

      Judith Areen has been dean of the Georgetown University Law Center and Executive Vice President for Law Affairs for Georgetown University since 1989. Dean Areen has also served as director of the Federal Legal Representation Project in the Office of Management and Budget, as general counsel to President Carter’s Reorganization Project and as special counsel to the White House Task Force on Regulatory Reform. Dean Areen has been a director of Kroll since April 2002. Age 58.

      J. Arthur Urciuoli has been Chairman of Archer Group, a provider of private investment and consulting services, since 1999. Mr. Urciuoli served with Merrill Lynch & Company, Inc. from 1969 to 1999. He was Chairman of Merrill Lynch’s International Private Client Group and was responsible for strategic development and acquisitions from 1997 to 1999. He was Director of the Marketing Group of Merrill Lynch Private Client Group from 1993 to 1997. He also served as Chairman of the Mutual Fund Forum/ Forum for Investor Advice from 1997 to 1998 and as Chairman of the Sales and Marketing Committee of the Securities Industry Association from 1986 to 1989. Mr. Urciuoli is an advisory director of deVisscher, Olson and Allan LLC. He has been a director of Kroll since August 2001. Age 65.

Compensation of Directors

      Directors who are not employees of Kroll receive annually a $30,000 fee, plus options to purchase 10,000 shares of common stock, for serving as directors. Non-employee directors are also paid $1,500 for each board meeting attended, whether in person or by telephone. Each committee chairman received an annual fee of $7,500 and committee members, including the chairman, received $500 for each meeting attended, whether in person or by telephone. Commencing June 3, 2003, the audit committee chairman will receive an annual fee of $15,000, the compensation committee chairman will receive an annual fee of $12,000, each of the chairmen of the nominating committee and the corporate governance committee will receive an annual fee of $7,500 and all committee members, including the chairman, will receive $1,000 for each meeting attended, whether in person or by telephone. Directors who are also employees of Kroll are not separately compensated for their services as directors.

Committees and Meetings of the Board of Directors

      Board of Directors. In the year ended December 31, 2002, the board of directors held 11 meetings. During 2002, the board of directors had an audit committee, which met five times, a compensation committee, which met eight times and a nominating committee, which met once.

      Each director attended more than seventy five percent of the aggregate number of all meetings of the board of directors which he or she was eligible to attend and more than seventy five percent of the aggregate number of meetings of committees on which he or she served during 2002.

      Audit Committee. The audit committee recommends to the board of directors the appointment of independent public accountants to serve as auditors for Kroll and reviews and discusses with the independent public accountants the scope of their examination, their proposed fee and the overall approach to the audit. The audit committee also reviews with the independent public accountants and Kroll financial management the annual financial statements and discusses the effectiveness of internal accounting controls. The audit committee operates under a written charter which was adopted by the board or directors, a copy of which was filed with Kroll’s proxy statement for its 2001 annual meeting of stockholders. In 2002, the audit committee was comprised of Messrs. Marshall S. Cogan (who resigned from the board on March 19, 2002), Cohen (who joined the board in September 2002), Constance, Mabus (as chairman) and Urciuoli and Dean Areen (who resigned from the committee in December 2002). During 2002, Messrs. Cogan, Cohen, Constance, Mabus and Urciuoli and Dean Areen were “independent directors” within the meaning of Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers.

      Compensation Committee. The compensation committee has responsibility for establishing executive officers’ compensation and fringe benefits. In 2002, the compensation committee was comprised of Messrs. Cogan (who resigned from the board in March 2002), Cohen (who joined the board in September 2002), Constance, Mabus and Urciuoli (as chairman) and Dean Areen.

      Nominating Committee. The nominating committee was established in 2002 and has responsibility for identifying, evaluating and recommending potential candidates for election to the board of directors. In 2002, the nominating committee was comprised of Messrs. Cohen, Constance (as chairman), Mabus, Urciuoli and Dean Areen. Any Kroll stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in advance in compliance with the applicable procedures set forth in Kroll’s by-laws. Kroll will furnish copies of the relevant provisions of its by-laws upon written request to the Secretary at Kroll’s principal executive offices, 900 Third Avenue, New York, New York 10022.

      Corporate Governance Committee. The corporate governance committee was established in March 2003. The committee will review Kroll’s corporate governance policies and practices along with proposed and recently enacted rules and regulations issued by the Securities and Exchange Commission and may recommend to the board of directors any changes deemed by the committee to be necessary, appropriate or in the best interests of Kroll’s public stockholders. The corporate governance committee is comprised of Dean Areen (as chairman) and Messrs. Cohen, Constance, Mabus and Urciuoli. Kroll expects that the corporate governance committee and the nominating committee, and their responsibilities, will be combined.

Compensation Committee Interlocks and Insider Participation

      No interlocking relationship exists between any member of the Kroll board of directors or compensation committee and any other corporation’s board of directors or compensation committee.

PROPOSAL NO. 2

APPROVAL OF KROLL’S STOCK INCENTIVE PLAN

Introduction

      In 1998, Kroll adopted its 1998 Stock Incentive Plan to attract and retain employees by providing incentives for continued service with Kroll. As originally adopted, the plan provided for the grant of up to 500,000 shares of common stock in the aggregate to employees of Kroll and its subsidiaries. The 1998 Stock Incentive Plan was not presented to stockholders for approval because, at the time the board of directors adopted the plan, the board of directors did not expect to grant awards of common stock to executive officers in excess of a de minimis amount of 25,000 shares or to non-employee directors at all.

      However, the board of directors now believes that expanding the plan to permit grants to executive officers and non-employee directors as well as to all other employees of Kroll and its subsidiaries will help Kroll (1) attract and retain executive officers and directors by providing an additional mechanism for long-term incentive compensation and (2) motivate these people to achieve their performance objectives. Accordingly, the board of directors has approved the Kroll Inc. Stock Incentive Plan, which amends and restates the 1998 Stock Incentive Plan to modify the restriction on the number of shares of common stock that may be awarded to executive officers, to provide that non-employee directors are now eligible to receive awards, to allow no more than 50,000 shares to be awarded annually to any eligible person and to provide that shares of common stock may be granted without requiring payment from the participants, as well as to include some minor changes from the original plan. As a result of these changes and to allow grants of common stock to qualify as “performance-based” awards for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, the board of directors is submitting the Kroll Inc. Stock Incentive Plan to Kroll stockholders for their approval.

Description of the Plan

      The following description of the plan is only a summary and is qualified in its entirety by reference to the full text of the Kroll Inc. Stock Incentive Plan, a copy of which is attached to this proxy statement as Annex A.

      Eligible Persons. Commencing on June 3, 2003, the plan will cover all (i) regular full-time employees of Kroll and its subsidiaries and (ii) non-employee directors of Kroll.

      Awards. Up to 500,000 shares of common stock may be issued under the plan; however, no more than 50,000 shares may be granted to any eligible person during any calendar year. Shares of common stock related to any portion of an award or grant that is forfeited will again be available for awards and grants under the plan. Appropriate adjustments in the number of shares issuable and in the number of shares covered by outstanding awards will be made to give effect to any changes in Kroll’s capitalization, such as stock splits, stock dividends, stock combinations and similar actions.

      The plan provides for the granting of incentive shares and performance awards. Incentive shares may be granted by the compensation committee, at its discretion, and shall be subject to such terms, conditions or restrictions as the compensation committee shall determine. Certificates representing the shares shall be issued, or an account will be established evidencing ownership of the shares in uncertificated form. Upon issuance of the certificates or establishment of the account, the participant shall have the rights of a shareholder with respect to such shares, subject to such restrictions as the compensation committee shall determine.

      Performance awards may be granted at the discretion of the compensation committee. At the time of grant the compensation committee shall determine the performance targets and whether the performance award shall be payable in common stock or in cash. Prior to the date of payment, the award recipient may request the deferral of payment until the time of his or her termination.

      Protection of Deduction under Section 162(m). The compensation committee has the discretion to require that any grant of incentive shares or performance award meet the requirements for deductibility under Section 162(m) of the Internal Revenue Code. For these purposes, a grant of incentive shares or a performance award must be “performance based,” and performance targets may be expressed in terms of one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flow, residual income or any combination thereof), and or one or more corporate or divisional sales or fee-based measures. Any such target may be expressed on an absolute or relative basis, may use comparisons with the Company’s past performance or the current or past performance of other companies and may utilize comparisons to capital, stockholders’ equity and shares outstanding. In addition, the committee may require that payment of any award or grant be delayed until such time as it would be deductible under Section 162(m) of the Code.

      Administration. The plan will be administered by the compensation committee, or a subcommittee of the compensation committee, comprised of at least two directors, formed by the recusal of certain members for purposes of meeting the requirements of (1) Rule 16b-3 of the Securities Exchange Act of 1934 (requiring that awards to certain officers, directors and primary shareholders be approved by a committee comprised entirely of “non-employee directors”), and/or (2) Section 162(m) of the Internal Revenue Code (requiring that awards be approved by a committee solely made up of “outside directors”). All determinations of the compensation committee with respect to the plan are binding. The expenses of administering the plan are borne by Kroll.

      Power to Amend. The board of directors may amend or terminate the plan at any time. If terminated, any incentive shares and performance awards previously granted shall continue to be subject to the terms of the plan and the applicable award agreement. No award may be granted under the plan after June 2, 2013.

      If Kroll enters into an agreement for the sale or transfer of all or substantially all of its assets or in the event of a reorganization, merger or consolidation of Kroll in which (1) Kroll is not to be the surviving corporation or (2) Kroll is the surviving corporation and (a) the stockholders receive cash, property or other assets in the reorganization, merger or consolidation or (b) the stockholders of Kroll immediately prior to the reorganization, merger or consolidation own less than 51% of the surviving corporation, all outstanding incentive shares and performance awards will immediately become fully vested without regard to any vesting schedule, restriction or performance target.

Material Federal Income Tax Consequences

      The recipient of incentive shares generally will be subject to tax at ordinary income rates on the fair market value of the shares received less any amount paid by the recipient for those shares at the time that the shares have vested and are no longer subject to restriction or forfeiture for purposes of Section 83 of the Internal Revenue Code. However, a recipient who makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of incentive shares will have taxable ordinary income on the date of grant equal to the excess of the fair market value of those shares over the purchase price, if any, of those shares, determined without regard to the restrictions or potential forfeiture. If a Section 83(b) election has not been made, any dividends received on incentive shares generally will be treated as compensation that is taxable as ordinary income to the recipient.

      No income generally will be recognized upon the grant of performance awards. Upon satisfaction of the applicable performance targets, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received or the fair market value of any unrestricted shares of common stock received.

      No income generally will be recognized upon the grant of deferred incentive shares or deferred performance awards. The receipt of a deferred grant generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that those shares are transferred to the recipient, reduced by any amount paid by the recipient for the deferred shares.

      To the extent that a participant in the plan recognizes ordinary income as described above, Kroll will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Grant Information

      As of April 15, 2003, 50,000 incentive shares had been granted under the original 1998 Stock Incentive Plan. As of April 15, 2003, incentive share grants had been made under the 1998 Stock Incentive Plan in the following amounts: Mr. Kroll, none; Mr. Cherkasky, 6,000 shares; Mr. Petrullo, none; Mr. Bucknam, 2,000 shares; Mr. Beber, none; all current executive officers as a group, 10,500 shares; all non-employee directors as a group, none; and all employees, other than current executive officers, as a group, 37,000 shares.

      The table below sets forth information regarding grants that have been approved by the compensation committee under the proposed Stock Incentive Plan, subject to the approval of the plan by Kroll stockholders. If the plan is not approved by stockholders, these grants will be rescinded.

		Number of Shares
Name and Current Position	Dollar Value($)(1)	Underlying Grants(#)

Jules B. Kroll	225,000	10,518
Executive Chairman of the Board
Michael G. Cherkasky	300,000	14,025
President and Chief Executive Officer
Michael A. Petrullo	69,000	3,225
Chief Operating Officer and Executive Vice President
James R. Bucknam	0	0
Executive Vice President, Operations
Michael A. Beber	82,000	3,833
Executive Vice President, Strategic Development
All current executive officers as a group	705,000	32,959
All current non-employee directors as a group	0	0
All employees, other than current executive officers, as a group	169,000	7,900

(1)	The terms of the grants set the dollar value of the incentive shares and provide that the number of shares to be received is based on the April 29, 2003 closing price of Kroll’s common stock of $21.39 per share.

Vote Required

      The approval of the Kroll Inc. Stock Incentive Plan requires the affirmative vote of a majority of the voting power of shares of voting stock present in person or represented by proxy at the annual meeting and entitled to vote.

      The board of directors unanimously recommends that stockholders vote “FOR” the approval of the Kroll Inc. Stock Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The board of directors, on the recommendation of the audit committee, has approved the selection of Deloitte & Touche LLP, independent public accountants, to audit Kroll’s consolidated financial statements for the current fiscal year ending December 31, 2003. In making its recommendation, the audit committee reviewed the audit results and the other non-audit services performed during 2002 and proposed to be performed in 2003. In selecting Deloitte & Touche, the audit committee and the board of directors carefully considered its independence. The audit committee has determined that the performance of non-audit services did not impair the independence of Deloitte & Touche.

      Kroll expects that a representative of Deloitte & Touche will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions.

      Stockholder ratification of the selection of Deloitte & Touche as Kroll’s independent public accountants is not required by Kroll’s bylaws or other applicable legal requirement. However, the board of directors is submitting the appointment of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee and the board of directors in their discretion will reconsider whether or not to retain Deloitte & Touche. Even if the appointment is ratified, the board of directors, in its discretion, may nevertheless appoint a different independent public accounting firm at any time during the year if it determines that such a change would be in Kroll’s best interests and in the best interests of its stockholders.

Vote Required

      The ratification of the appointment of Deloitte & Touche as Kroll’s independent public accountants requires the affirmative vote of a majority of the voting power of shares of voting stock present in person or represented by proxy at the annual meeting and entitled to vote.

      The board of directors, on the recommendation of the audit committee, has unanimously approved the appointment of Deloitte & Touche as independent public accountants and unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche as Kroll’s independent public accountants for the fiscal year ending December 31, 2003.

INFORMATION CONCERNING EXECUTIVE OFFICERS

      The table below identifies and provides information about our executive officers.

Name	Age	Positions

Jules B. Kroll	61	Executive Chairman of the Board
Michael G. Cherkasky	53	President, Chief Executive Officer
Michael A. Petrullo	34	Chief Operating Officer and Executive Vice President
Steven L. Ford	51	Chief Financial Officer and Executive Vice President
James R. Bucknam	41	Executive Vice President, Operations
Michael A. Beber	43	Executive Vice President, Strategic Development
Sabrina H. Perel	41	Vice President, General Counsel and Secretary

      For information regarding Mr. Kroll and Mr. Cherkasky, please see “Proposal 1 — Election of Directors — Directors Continuing in Office.”

      Michael A. Petrullo has been Chief Operating Officer and Executive Vice President of Kroll since December 2002. Prior to this, he was Deputy Chief Operating Officer of Kroll since June 2002, the acting Chief Financial Officer of Kroll since November 29, 2001 and Vice President and Controller of Kroll since August 2001. He was Vice President-Finance of Kroll’s Investigations and Intelligence Group from February 1999 until August 2001. He served as Assistant Controller of Kroll Associates from April 1995 to February 1998. From 1990 until April 1995, he was with KPMG Peat Marwick LLP in the audit/assurance practice and in the forensic accounting group.

      Steven L. Ford has been Chief Financial Officer and Executive Vice President of Kroll since June 2002. Previously, Mr. Ford served as Executive Vice President and Chief Financial Officer of Telscape International, Inc., a telecommunications company in Atlanta. From 1994 to 2000, he was Vice President, International Chief Financial Officer, and Controller for Equifax, Inc., serving in London from 1998 to 2000 as European Finance Director. Earlier, he held a variety of finance, treasurer, and controller positions at publicly-held middle market companies in the manufacturing, computer, and software industries. He is also a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants. Mr. Ford began his career in 1974 at Arthur Young (now Ernst & Young).

      James R. Bucknam has been the Executive Vice President, Operations, of Kroll since October 2001. He became President of Kroll’s Security Services Group in 2003. From 1999 to 2002, he was the regional manager for the Northeastern Region of the United States and from 1997 to 1999, he was the managing director of Kroll Associates’ New York office. Prior to joining Kroll in 1997, Mr. Bucknam served for three years as senior advisor to former FBI Director Louis J. Freeh. From 1987 to 1993, he was an assistant United States attorney in the Southern District of New York. For 18 months, Mr. Bucknam served as chief of the

Narcotics Unit. Prior to joining the U.S. Attorney’s Office, he was employed as a law clerk for the Honorable Lloyd F. MacMahon, United States District Judge, Southern District of New York.

      Michael A. Beber has been the Executive Vice President, Strategic Development, of Kroll since February 1999, and the Chairman of the Expansion Committee of Kroll since such committee’s inception in May 2001. From August 1991 to January 1999, Mr. Beber was a Principal with Kroll Lindquist Avey. Prior to joining Lindquist Avey, Mr. Beber was a partner with BDO LLP, a senior manager with KPMG Peat Marwick, and a senior accountant with PriceWaterhouse (now PriceWaterhouseCoopers), certified public accountants.

      Sabrina H. Perel has been Vice President, General Counsel and Secretary of Kroll since August 2001. Previously, she had held the position of Vice President and Deputy General Counsel of Kroll from January 1998 to August 2001. From October 1996 until December 1997, she served as Deputy General Counsel of Kroll Associates. From 1988 until 1996, Ms. Perel was with the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP in Morristown, New Jersey. She also served as a law clerk to a state appellate judge from 1987 to 1988.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

      Summary Information. The following table sets forth compensation paid by Kroll and its subsidiaries, for services in all capacities during the years ended December 31, 2002, 2001 and 2000, to Kroll’s Chief Executive Officer and each of the four other most highly compensated executive officers as of December 31, 2002. These persons are sometimes referred to as the “named executive officers.”

						Long Term
						Compensation Awards
		Annual Compensation
						Restricted	Securities
Name and Current					Other Annual	Stock	Underlying Stock	All Other
Principal Position	Year	Salary($)		Bonus($)	Compensation($)	Awards($)	Option Grants(#)	Compensation($)(1)

Jules B. Kroll	2002	375,000		—	—	—	—	5,572
Executive Chairman of the	2001	375,000		—	—	—	—	18,218
Board(2)	2000	375,000		—	—	—	—	16,556
Michael G. Cherkasky	2002	499,640	(4)	415,000	—	—	105,000	6,758
President and Chief	2001	416,000		—	—	—	75,000	11,869
Executive Officer(3)	2000	416,000		116,667	—	—	20,000	11,768
Michael A. Petrullo	2002	187,083	(5)	110,000	—	—	60,000	6,758
Chief Operating Officer and	2001	155,000		20,000	—	—	25,000	2,432
Executive Vice President	2000	155,000		30,000	—	—	5,000	1,862
James R. Bucknam	2002	350,000		195,000	—	—	20,000	6,758
Executive Vice President,	2001	300,000		80,000	—	—	50,000	6,633
Operations	2000	275,000		25,000	—	—	11,000	5,831
Michael A. Beber	2002	335,000		60,000	—	—	80,000	6,800
Executive Vice President,	2001	301,064		—	—	—	50,000	6,413
Strategic Development	2000	200,333		15,000	—	—	12,000	5,121

(1)	For 2002, represents 401(k) plan matching contributions of $2,750 for Mr. Kroll, $2,750 Mr. Cherkasky, $2,750 for Mr. Petrullo and $2,750 for Mr. Bucknam; pension contribution of $4,505 for Mr. Beber; group term life insurance benefits of $2,822 for Mr. Kroll, $4,008 for Mr. Cherkasky, $4,008 for Mr. Petrullo,

$4,008 for Mr. Bucknam, and $2,295 for Mr. Beber. For 2001, represents 401(k) plan matching contributions of $1,688 for Mr. Kroll, $3,010 for Mr. Cherkasky, $1,094 for Mr. Petrullo and $2,625 for Mr. Bucknam; pension contribution of $4,129 for Mr. Beber; supplemental disability plan benefits of $12,174 for Mr. Kroll and $7,341 for Mr. Cherkasky; group term life insurance benefits of $4,356 for Mr. Kroll, $1,518 for Mr. Cherkasky, $528 for Mr. Petrullo, $4,008 for Mr. Bucknam and $2,284 for Mr. Beber. For 2000, represents 401(k) plan matching contributions of $1,172 for Mr. Kroll, $2,625 for Mr. Cherkasky, $1,356 for Mr. Petrullo and $2,625 for Mr. Bucknam; pension contribution of $2,836 for Mr. Beber; supplemental disability plan benefits of $12,174 for Mr. Kroll and $7,341 for Mr. Cherkasky; group term life insurance benefits of $3,210 for Mr. Kroll, $1,802 for Mr. Cherkasky, $506 for Mr. Petrullo, $3,206 for Mr. Bucknam and $2,285 for Mr. Beber.

(2)	On May 15, 2001, Mr. Kroll became Executive Chairman of Kroll. From April 2000 until May 15, 2001, Mr. Kroll was Co-Chief Executive Officer of Kroll. Prior to that, Mr. Kroll was Chief Executive Officer of Kroll.

(3)	On May 15, 2001, Mr. Cherkasky became President and Chief Executive Officer of Kroll.

(4)	Mr. Cherkasky’s salary was increased from $416,000 per year to $550,000 per year on July 1, 2002.

(5)	Mr. Petrullo’s salary was increased from $155,000 per year to $190,000 per year on February 1, 2002.

      Stock Options. The following table presents information on option grants during 2002 to the named executive officers pursuant to Kroll’s 1996 and 2000 Stock Option Plans, as amended through 2001. Neither plan provides for the grant of stock appreciation rights.

Options Grants in the Last Fiscal Year

	Individual Grants(1)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted(#)	Fiscal Year	($/Share)	Date	Value(2)

Jules B. Kroll	—	—	—	—	—
Michael G. Cherkasky	50,000	2.14%	$22.05	6/13/12	$582,500
	55,000	2.35%	$18.37	9/5/12	$533,500
Michael A. Petrullo	20,000	0.86%	$22.05	6/13/12	$233,000
	40,000	1.71%	$18.37	9/5/12	$388,000
James R. Bucknam	20,000	0.86%	$22.05	6/13/12	$233,000
Michael A. Beber	40,000	1.71%	$22.05	6/13/12	$466,000
	40,000	1.71%	$18.37	9/5/12	$388,000

(1)	All options vest in installments as follows: 1/3 of the grant vests on the date that is twelve months after the date of grant and 1/6 of the grant vests every six months thereafter. The exercise price of all options may be paid in cash or by the transfer of shares of Kroll’s common stock valued at their fair market value on the date of exercise. Each option becomes exercisable in full in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which Kroll is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of Kroll.

(2)	The grant date present value is derived from a variation of the Black-Scholes option pricing model. The calculation assumes that no dividends will be declared during the life of these options. Additionally, the calculation assumes an expected option exercise life of 60 months (five years) with a corresponding risk-free interest rate of 3% based on the five-year United States treasury note yield as of December 31, 2002. Furthermore, the calculation assumes a stock volatility of 59%.

      With respect to each named executive officer, the following table sets forth information concerning option exercises during 2002 and unexercised stock options held at December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

		Value Realized($)	Number of Securities	Value of Unexercised
	Shares	(Market Price on	Underlying Unexercised	In-the-Money
	Acquired on	Exercise Less	Options at FY-End(#)	Options at FY-End($)(2)
Name	Exercise(#)(1)	Exercise Price)	Exercisable/Unexercisable	Exercisable/Unexercisable

Jules B. Kroll	—	—	—	—
Michael G. Cherkasky	68,000	$1,390,200	142,529/155,000	$887,856/$638,550
Michael A. Petrullo	—	—	16,433/76,667	$163,621/$228,237
James R. Bucknam	19,416	$267,125	9,500/53,334	$3,660/$399,675
Michael A. Beber	—	—	38,666/113,334	$352,285/$428,075

(1)	The shares acquired upon exercise of the options were sold simultaneously in a cashless exercise of the options.

(2)	Based on the December 31, 2002 closing price of Kroll’s common stock of $19.08 per share.

      Employment Agreements. In March 2003 Jules B. Kroll entered into an employment agreement with Kroll for an “evergreen” two year term. The agreement provides for a base salary of $500,000 for 2003 and for subsequent annual calendar year increases of at least 4%. Mr. Kroll will be eligible to receive an annual bonus to be determined by the board of directors based on the performance of Kroll. Mr. Kroll also is entitled to participate in Kroll’s stock option, stock incentive and other benefit plans. In connection with the agreement, Mr. Kroll received a grant of 50,000 options. On each three-year anniversary of the agreement he will receive an additional $350,000. In the event Mr. Kroll’s agreement is terminated for any reason, he is entitled to receive compensation in accordance with Kroll’s normal pay practices upon a termination of employees for similar reasons. In addition, in the event the agreement is terminated due to Mr. Kroll’s death or disability or by Kroll for other than cause or by Mr. Kroll for good reason, he is entitled to receive a lump sum payment equal to the value of his salary for the remainder of the term. Under his agreement, “cause” means the failure of Mr. Kroll to perform his duties as Executive Chairman, Mr. Kroll’s breach of the employment agreement that is not cured, gross insubordination or disloyalty to Kroll or pleading no contest or guilty to or being convicted of a felony. Under his agreement, “good reason” means any person or group other than Jules Kroll becoming the beneficial owner of 35% or more of the voting power of Kroll’s securities, any change in duties or responsibilities, any limitation on Mr. Kroll’s powers as Executive Chairman, a reduction in compensation or Kroll’s failure to comply with the employment agreement, all of which are subject to Kroll’s ability to cure. The agreement restricts Mr. Kroll from competing with Kroll during the term of the agreement and for two years after termination of the agreement if termination of employment is for cause or voluntary by him. In addition, the agreement provides for compensation arrangements if he leaves Kroll for any reason other than for cause. Additionally, Mr. Kroll has agreed that during his employment and at any time thereafter he will not and will not allow anyone else to use or license the name “Kroll” in connection with any business, goods or services which compete with any aspect of Kroll’s business.

      In May 1999 Michael G. Cherkasky entered into an employment agreement with Kroll for an “evergreen” two year term. The agreement provides for a base salary of $400,000 for 1999 and for subsequent annual calendar year increases of at least 4%. Mr. Cherkasky also is entitled to participate in Kroll’s annual bonus, stock option, stock incentive and other benefit plans. In connection with the agreement, he received a signing bonus of $140,000, payable $40,000 in May 1999 and $100,000 in January 2000. On each three-year anniversary of the agreement he will receive an additional $350,000. In the event the agreement is terminated due to Mr. Cherkasky’s death or disability or by Kroll for other than cause or by Mr. Cherkasky for good reason, he is entitled to receive a lump sum payment equal to the value of his salary, annual bonus, the three-year anniversary payment, stock options and incentive stock for the remainder of the term. Under his agreement, “cause” means conviction of a felony and “good reason” includes a change in duties or responsibilities, a reduction in compensation or any person or group other than Jules Kroll becoming the beneficial owner of 35% or more of the voting power of Kroll’s securities. The agreement restricts Mr. Cherkasky from competing with Kroll during the term of the agreement. On June 13, 2002, Mr. Cherkasky’s employment agreement was amended to provide for: (1) an increase in annual base salary to $550,000; (2) the payment of an annual bonus to be determined by the board of directors based on Kroll’s performance; (3) a grant of 50,000 stock options awarded upon the effective date of the amendment to the employment agreement; (4) a grant of 25,000 incentive shares awarded effective January 1, 2003, vesting pro rata over three years; and (5) compensation arrangements if he leaves Kroll for any reason other than for cause.

      Kroll has entered into employment agreements with each of the following named executive officers providing for annual base salaries in the listed amounts: Michael A. Petrullo $190,000 (expiring on February 1, 2005); Michael A. Beber, $335,000 (expiring upon termination by Kroll pursuant to the terms of the employment agreement or by Mr. Beber upon three months prior written notice to Kroll) and James R. Bucknam, $350,000 (expiring on December 31, 2004). Each of these executive officers is also entitled to participate in an annual bonus plan established by the compensation committee and/or the board of directors. Under Mr. Petrullo’s employment agreement, Kroll can terminate Mr. Petrullo’s employment at any time with or without cause, except that, in a case of termination without cause, Mr. Petrullo is entitled to receive compensation for the greater of the balance of the term of the agreement or six months. Under Mr. Bucknam’s employment agreement, Kroll can terminate Mr. Bucknam’s employment at any time with or without cause, except that, in a case of termination without cause, Mr. Bucknam is entitled to receive compensation for the greater of the balance of the term of the agreement or one year. Under Mr. Beber’s employment agreement, Kroll can terminate Mr. Beber’s employment at any time with or without cause, except that, in a case of termination without cause, Mr. Beber is entitled to receive compensation for the lesser of the balance of the term of the agreement or an amount equal to his base monthly salary times the number of years of his employment with Kroll and Lindquist Avey Macdonald Baskerville Inc. Mr. Petrullo’s employment agreement provides that if Kroll does not renew the agreement for at least one year at the end of the term, Mr. Petrullo will receive an amount equal to six months of base salary. Mr. Bucknam’s employment agreement provides that if Kroll does not renew the agreement for at least one year at the end of the term, Mr. Bucknam will receive an amount equal to one year’s base salary. Each of Mr. Petrullo’s and Mr. Bucknam’s employment agreement restricts him from competing with Kroll during the term of the agreement and for two years after termination of the agreement if termination of employment is for cause or voluntary by him. Mr. Beber’s employment agreement restricts him from competing with Kroll during the term of the agreement and, subject to geographic and other limitations, for one year after termination of the agreement.

Equity Compensation Plan Information

      The following table sets forth aggregate information concerning Kroll’s compensation plans under which its common stock is authorized for issuance as of December 31, 2002.

	(a)	(b)	(c)

			Number of Securities
			Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon	Weighted Average	Equity Compensation
	Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by security holders	1,647,390	18.33	1,245,348
Equity compensation plans not approved by security holders	3,730,065	13.29	391,462
Total	5,377,455	14.83	1,636,810

      Kroll has a total of 3,750,000 shares of common stock reserved for issuance under its Amended and Restated 2000 Stock Option Plan for Employees. The plan became effective on May 12, 2000 and will expire on May 11, 2010. The plan is not required to be and has not been approved by Kroll stockholders. The plan provides for the granting of non-qualified stock options to employees of Kroll and its subsidiaries who are not officers of Kroll at the fair market value of Kroll common stock at the grant date. Unless the option grants provide otherwise, each stock option granted under this plan vests in three equal installments on each of the first, second and third anniversaries of the date of grant. Options granted under the plan generally have terms of ten years.

      Kroll has a total of 500,000 shares of common stock reserved for issuance under its 1998 Stock Incentive Plan. The plan became effective on August 12, 1998 and will expire on August 11, 2008. The plan is not required to be and has not been approved by Kroll stockholders, unless more than 25,000 shares in the aggregate are awarded to executive officers of Kroll. But see “Proposal 2 — Approval of Kroll’s Stock Incentive Plan.” The 1998 Stock Incentive Plan provides for the grant of restricted shares of Kroll common stock to employees of Kroll and its subsidiaries at a purchase price to be determined by the compensation committee. The restricted shares of Kroll common stock cannot be transferred, pledged or otherwise disposed of until they have vested. The vesting period for grants of restricted stock is determined by the compensation committee and has generally varied with each grant.

      In November 1998, Kroll acquired Laboratory Specialists of America, Inc. In this acquisition, all outstanding options to purchase shares of Laboratory Specialists that were unexercised at the time of completion of the acquisition became fully vested and were assumed by Kroll. Following the acquisition, no more options were issued under the Laboratory Specialists plan that was assumed by Kroll. Each option granted under the Laboratory Specialists plan that is still outstanding is fully vested and has a term of ten years. In addition, in the acquisition, Kroll assumed all outstanding warrants to purchase shares of Laboratory Specialists that were unexercised at the time of completion of the acquisition. Each warrant that is still outstanding expires in June 2003.

      In June 1999, Kroll acquired Background America, Inc. In this acquisition, all outstanding options to purchase shares of Background America that were unexercised at the time of completion of the acquisition became fully vested and were assumed by Kroll. Following the acquisition, no more options were issued under the Background America plan that was assumed by Kroll. Each option granted under the Background America plan that is still outstanding is fully vested and has a term of five years. In addition, in the acquisition, Kroll assumed all outstanding warrants to purchase shares of Background America that were unexercised at the time of completion of the acquisition. Each warrant that is still outstanding expires in January 2003.

Report of the Compensation Committee on Executive Compensation

      The policy of the compensation committee of the board of directors is to provide compensation that attracts, motivates and retains a highly qualified management team meeting the special management requirements of Kroll. The compensation program is central to the successful operation and growth of Kroll and is intended to align closely the interests of management and employees with those of Kroll’s stockholders.

      Statement of Purpose. The compensation committee believes that the compensation program must enable Kroll to attract a limited number of executives possessing the critical experience for key positions at Kroll and to retain and motivate such strong, capable management. Concurrently, the cost of management compensation must bear a reasonable relationship to the performance of Kroll and the total return on investment to Kroll stockholders. The goals of the compensation committee in overseeing the Kroll compensation program are as follows:

•	To encourage and reward entrepreneurial spirit and business success each year in the operating divisions of Kroll while supporting the structure and teamwork necessary for profitable long-term growth in Kroll’s business.

•	To provide executives who succeed within Kroll the opportunity to build capital value through equity ownership, consistent with Kroll’s stockholders building corresponding value.

      Kroll provides compensation comprised of (1) base salary, (2) annual variable cash bonuses, which are based on both individual and corporate performance and (3) long-term incentive compensation, which is primarily in the form of stock options granted at the fair market value of Kroll’s common stock on the date of grant and, to a lesser extent, on certain occasions, in the form of grants of restricted stock. Executive officers are also eligible to participate in other benefit plans available to employees generally, including the 401(k) plan and health and welfare plans.

      Cash Compensation. Salaries are reviewed annually and are determined based on each executive’s experience, specific executive responsibilities, the changing nature of these responsibilities and individual performance. Total cash compensation each year can be increased or decreased substantially from the prior year, depending on the awarding of any annual incentive payment and the size of that award, if any.

      Kroll has employment agreements with its executive officers, including Jules B. Kroll, Executive Chairman of the Board, Michael G. Cherkasky, Chief Executive Officer, Michael A. Petrullo, Chief Operating Officer, Steven L. Ford, Chief Financial Officer, James R. Bucknam, Executive Vice President, Operations, Michael A. Beber, Kroll’s Executive Vice President, Strategic Development, and Sabrina H. Perel, Kroll’s Vice President, General Counsel and Secretary. The employment agreements of the named executive officers, including their annual base salary, are described above under “— Employment Agreements.”

      Based on the performance appraisal provided by Kroll’s executive management and market data for comparable positions, the compensation committee reviews and recommends to the board the compensation of Kroll’s executive officers in accordance with the terms of their employment agreements, as well as any variation in their compensation the compensation committee determines is warranted in accordance with the criteria described above. Each of Mr. Kroll and Mr. Cherkasky, as members of the board of directors, abstains from all decisions of the board of directors with regard to his compensation. On June 13, 2002, Kroll, upon the recommendation of the compensation committee and the ratification by the disinterested members of the board of directors, entered into an amendment to the employment agreement with Mr. Cherkasky. See “— Employment Agreements” for a description of the material terms and conditions of this amendment.

      The compensation committee has engaged Mercer Human Resources Consulting, a well regarded compensation consulting firm, to provide on-going market data and analysis, to evaluate Kroll’s current executive compensation and to work with Kroll’s executive management to formulate a new compensation plan for Kroll. Kroll expects this study and plan to be completed in 2003.

      Long-Term Stock Incentives. Kroll’s overall compensation plan also provides long-term incentives principally through the granting of stock options at market competitive levels under Kroll’s 1996 Stock Option Plan, with the compensation committee responsible for approving grants to Kroll’s executive officers. The purpose of this plan is to provide long-term compensation which encourages ownership in Kroll by employees who are responsible for Kroll’s performance and which aligns the interest of management with that of stockholders. There is no specific formula for determining long-term compensation awards, but management recommendations, individual contribution to corporate performance and market practices are considered. Options were awarded to Messrs. Cherkasky, Petrullo, Ford and Beber and Ms. Perel in June and September 2002 and to Mr. Bucknam in June 2002. At his own request, Mr. Kroll did not receive stock option grants in 2002. The compensation committee will continue to evaluate the extent to which options are cost effective, relative to other forms of equity grants, based on Kroll’s future accounting practices.

      In 1998 Kroll adopted a Stock Incentive Plan providing for the grant of shares of restricted stock, primarily to non-executive officer management employees. In addition to awards of restricted stock to 14 non-executive employees, three of Kroll’s current executive officers have been awarded restricted stock under the 1998 Stock Incentive Plan. Mr. Cherkasky received a grant of 6,000 shares of restricted stock under this plan in 1999. Mr. Bucknam received a grant of 2,000 shares of restricted stock under this plan in 2000. Ms. Perel received a grant of 2,500 shares of restricted stock under this plan in 2002. Separately, Mr. Cherkasky received a grant of 25,000 shares of restricted stock effective on January 2, 2003 in connection with the amendment of his employment agreement. This grant to Mr. Cherkasky was not made under the 1998 Stock Incentive Plan.

      Section 162(m) of the Internal Revenue Code and its related regulations limit the deductibility of non-“performance based” compensation received by each of Kroll’s named executive officers to $1 million per year. Compensation meeting criteria specified in Section 162(m) is considered “performance based” and is excluded from the limitation on deductibility. Kroll’s 1996 Stock Option Plan and all options granted to Kroll’s executive officers under the plan are designed to meet the Section 162(m) criteria for performance based compensation. The policy of the compensation committee is to maintain a compensation program that maximizes the creation of long-term stockholder value. Deductibility of compensation is only one of many factors used by the compensation committee to determine appropriate levels of compensation, and in the future the compensation committee may reevaluate the importance of the deductibility of compensation. The compensation committee currently does not expect the Section 162(m) limitation to be an issue in its compensation decisions during 2003.

J. Arthur Urciuoli, Chairman
Judith Areen
Peter A. Cohen
Thomas E. Constance
Raymond E. Mabus

Report of the Audit Committee

      The audit committee of the board of directors reviewed and discussed with Kroll management Kroll’s audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The audit committee also discussed with Deloitte & Touche LLP, Kroll’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented, regarding the scope and results of the annual audit. The audit committee also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, as modified or supplemented, and discussed with Deloitte & Touche its independence from Kroll. The audit committee also considered the fees and services of Deloitte & Touche as disclosed under “Auditors’ Fees and Services” below and determined that such fees and services are compatible with maintaining the independence of Deloitte & Touche.

      Based on the foregoing review and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in Kroll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

      As is more further described in Proposal 3 in this proxy statement, the audit committee also approved and recommended to the board that they approve, subject to stockholder ratification, the selection of Deloitte & Touche LLP as Kroll’s independent public accountants for the fiscal year ending December 31, 2003.

Raymond E. Mabus, Chairman
Peter A. Cohen
Thomas E. Constance
J. Arthur Urciuoli

Auditor’s Fees and Services

      Audit Fees. Deloitte & Touche billed Kroll $349,802 for professional services rendered in connection with the audit of Kroll’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Deloitte & Touche billed Kroll $50,000 for the reviews of the financial statements included in Kroll’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002.

      Arthur Andersen LLP, which had been Kroll’s independent public accountants for the year ended December 31, 2000, billed Kroll $5,000 for professional services rendered in connection with a review of some of Kroll’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

      Financial Information Systems Design and Implementation Services. Kroll did not engage Deloitte & Touche to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

      All Other Fees. In addition to the audit fees, Deloitte & Touche billed Kroll (1) $112,182 for professional services rendered in connection with a review of Kroll’s Registration Statement on Form S-1 that was initially filed with the Securities and Exchange Commission on December 26, 2001, (2) $447,950 for professional services rendered in connection with the acquisition of Ontrack Data International Inc. and a review of Kroll’s Registration Statement on Form S-4 that was filed with the SEC on April 26, 2002, (3) $849,901 for professional services rendered in connection with the acquisition of Zolfo Cooper LLC, (4) $569,718 for professional services rendered in connection with the public offering of 6.3 million shares of Kroll common stock and a review of Kroll’s Registration Statement on Form S-3 that was initially filed with the SEC on September 5, 2002, (5) $129,224 for professional services rendered in connection with a review of Kroll’s Registration Statement on Form S-3 that was filed with the SEC on November 12, 2002, (6) $102,360 for tax consulting and compliance work, (7) $178,030 for professional services rendered in connection with Kroll’s disposition of the Security Products and Services Group, which was sold in August 2001, and (8) $45,000 for miscellaneous projects.

      In addition to the above fees, Arthur Andersen billed Kroll (1) $54,500 for professional services rendered in connection with a review of Kroll’s Registration Statement on Form S-1 that was initially filed with the Securities and Exchange Commission on December 26, 2001 and (2) $20,000 for professional services rendered in connection with a review of Kroll’s Registration Statement on Form S-4 that was filed with the SEC on April 26, 2002.

Changes in Accountants

      On September 28, 2001, Kroll appointed Deloitte & Touche as the independent accounting firm to audit its financial statements for the year ended December 31, 2001, and dismissed Arthur Andersen LLP. This decision was approved by the audit committee of the board of directors on September 28, 2001.

      During the fiscal years ended December 31, 1999 and 2000 and the subsequent interim period through September 28, 2001, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen would have caused them to make reference to the subject matter of the disagreement in their report. None of Arthur Andersen’s reports on Kroll’s financial statements for either of the fiscal years ended December 31, 1999 and 2000 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

      In early 2001, Kroll was advised by Arthur Andersen of a material weakness in the ability to timely and accurately close the books of certain of Kroll’s business units, including timely and accurate account reconciliation and financial analysis, which units were subsequently sold. The material weakness that had affected Kroll has not existed since then because these business units are no longer a part of the continuing business of the Company.

      In addition, during Kroll’s two most recent fiscal years or the subsequent interim period, there were no other reportable events in accordance with Item 304(a)(1)(v) (A)-(D) of Regulation S-K.

KROLL STOCK PRICE PERFORMANCE

      The following graph compares the performance of Kroll’s common stock with the performance of companies included in the Russell 2000 Index of Small Capitalization Companies and in a self-constructed peer group index. The graph assumes that $100 was invested on December 31, 1997 and that any dividends were reinvested.

Comparison of Five Year Cumulative Total Return

Among Kroll, the Russell 2000 Index and Peer Groups

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Kroll Inc.	$223.76	$93.62	$34.04	$85.67	$108.26
Russell 2000 Index	$97.45	$118.17	$114.60	$117.45	$93.39
New Peer Group Index	$149.73	$89.42	$112.85	$141.05	$159.21
Old Peer Group Index	$122.34	$154.61	$238.26	$304.42	$309.48

      Because Kroll has operated in multiple business segments, no published peer group accurately mirrors Kroll’s business. Accordingly, Kroll has created a special peer group, which is referred to in the above graph and chart as the “new peer group,” currently composed of ChoicePoint, Inc., FTI Consulting, Inc., BearingPoint, Inc. (formerly KPMG Consulting, Inc.) and Navigant Consulting, Inc. The returns of each company are weighted according to its respective stock market capitalization. The peer group was selected based upon criteria including business activities, industries served, size of company and market capitalization. For the fiscal year ended December 31, 2001, the peer group included Armor Holdings, Inc. instead of Navigant Consulting, Inc., but Armor Holdings is no longer regarded as a peer after Kroll’s disposition of its Securities Products and Services Group to Armor Holdings in August 2001. The graph above has been revised to reflect the new peer group, but includes the old peer group for comparative purposes.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

      The following table sets forth the beneficial ownership of Kroll’s common stock as of April 15, 2003 by (1) each beneficial owner of more than five percent of the common stock, (2) each director and named executive officer individually, and (3) all current directors and executive officers of Kroll as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect to such shares.

	Beneficial Ownership

Name	Number(1)	Percent

Jules B. Kroll(2)(3)	2,929,991	7.3%
Michael G. Cherkasky	224,348	*
Michael A. Petrullo	31,969	*
James R. Bucknam	33,462	*
Michael A. Beber	83,811	*
Ben F. Allen	132,148	*
Judith Areen	3,533	*
Peter Cohen	—	*
Thomas E. Constance	13,332	*
Raymond E. Mabus	19,332	*
Michael D. Shmerling(4)	485,847	*
J. Arthur Urciuoli	23,332	*
All current directors and executive officers as a group (14 persons)	4,016,834	10.0%

*	Less than 1%.

(1)	Includes the following numbers of shares of common stock which may be acquired through the exercise of currently exercisable stock options or stock options which become exercisable within 60 days after April 15, 2003: Mr. Kroll, none; Mr. Cherkasky, 184,194 shares; Mr. Petrullo, 31,433 shares; Mr. Bucknam, 32,833 shares; Mr. Beber, 68,664 shares; Mr. Allen, 131,320 shares; Dean Areen, 3,333 shares; Mr. Cohen, none; Mr. Constance, 13,332 shares; Mr. Mabus, 19,332 shares; Mr. Shmerling, 57,333 shares; Mr. Urciuoli, 13,332 shares; and all directors and executive officers as a group, 586,755 shares. Also includes 4,998 shares of restricted stock for Mr. Cherkasky.

(2)	Mr. Kroll’s address is 900 Third Avenue, New York, New York 10022.

(3)	Does not include 192,560 shares held by trusts for the benefit of Mr. Kroll’s adult children, in which shares Mr. Kroll disclaims any beneficial interest.

(4)	Includes 427,667 shares that are held in joint tenancy with Mr. Shmerling’s wife and 4,000 shares held as custodian for the benefit of Mr. Shmerling’s children.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Kroll’s executive officers and directors, and persons who beneficially own more than ten percent of Kroll’s equity securities, to file reports of security ownership and changes in that ownership with the Securities and Exchange Commission. These persons are also required by SEC regulations to furnish Kroll with copies of all Section 16(a) forms they file. Based upon a review of copies of these forms and written representations from its executive officers and directors, Kroll believes that all Section 16(a) forms were filed on a timely basis during and for 2002, except that the Form 3 for Dean Areen was filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In connection with Kroll’s initial public offering, the Board of Directors adopted a policy requiring that any future transactions, including loans, between Kroll and its officers, directors, principal stockholders and their affiliates, be on terms no less favorable to Kroll than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Board of Directors.

      Described below are certain transactions and relationships between Kroll and certain of its officers, directors and stockholders, which have occurred during the last fiscal year. Except with respect to interest rates charged on certain of the intercompany notes and accounts payable/receivable, Kroll believes that the material terms of the various transactions were as favorable as could have been obtained from unrelated third parties.

Intercompany Notes and Accounts Payable/ Receivable and Certain Loans

      During 2002, Kroll rendered risk management services, including marketing support, and claim investigations services to American International Group, Inc. and its subsidiaries. AIG was a beneficial owner of more than five percent of Kroll common stock through September 2002. Kroll billed AIG and its subsidiaries $2,780,144 in 2002 for these services. The accounts receivable balance for AIG was $670,176 at December 31, 2002. Since 1995, Kroll has purchased some of its liability insurance, including Professional Errors and Omissions and Directors and Officers liability insurance, from AIG subsidiaries. AIG’s subsidiaries billed Kroll $1,709,411 for this insurance during 2002. Kroll obtains the coverage through an independent insurance broker and where possible obtains competitive proposals from unrelated third parties.

      Kroll Background America leases office space and furnishings in Nashville, Tennessee from companies controlled by Mr. Shmerling and his family. For the year ended December 31, 2002, Kroll Background America leased 25,343 square feet of space and paid rent of $534,272. Kroll Background America subleases a portion of its Nashville office space to Kroll for its information technology department. For the year ended December 31, 2002, Kroll subleased 3,510 square feet of office space from Kroll Background America and paid rent of $86,690.

Other

      Mr. Constance, who became a director of Kroll in December 2000, is a partner in the law firm of Kramer Levin Naftalis & Frankel LLP, which provides legal services to Kroll.

SUBMISSION OF STOCKHOLDER PROPOSALS

      Stockholder proposals that are intended to be presented at the Kroll 2004 Annual Meeting of Stockholders should be sent to Kroll at 900 Third Avenue, New York, New York 10022 and must be received between February 4 and March 19, 2004 to be eligible for inclusion in Kroll’s proxy statement and form of proxy to be used in connection with the 2004 annual meeting. Such proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in Kroll’s proxy statement for its 2004 Annual Meeting of Stockholders.

OTHER BUSINESS

      Kroll is not aware of any other matters which properly may be presented at the meeting other than those discussed above. However, if other matters do come before the meeting or any adjournment thereof, proxies will be voted on those matters in accordance with the discretion of the proxies.

Annex A

KROLL INC. STOCK INCENTIVE PLAN

As Amended and Restated Effective June 3, 2003

      1.     Name and Purpose. This Plan is an amended and restated version of the Kroll-O’Gara Company 1998 Stock Incentive Plan, which shall henceforth be known as the Kroll Inc. Stock Incentive Plan (the “Plan”). The purpose of the Plan is to advance the interests of Kroll Inc. (the “Company”) by providing material incentive for the continued services of employees and directors and by attracting able individuals to service for the Company and its Subsidiaries. The term “Subsidiary” as used herein means a subsidiary corporation of the Company as the term is defined in Section 424(f) of the Internal Revenue Code of 1986 (the “Code”).

      2.     Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company (or a subcommittee thereof comprised of at least two directors formed by the recusal of certain members for purposes of carrying out the provisions of this Paragraph 2). For the purpose of awards to, and approval of other transactions with, persons who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the Company, each member of the Committee shall be a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act. To the extent that it is desired that compensation resulting from a particular award be excluded from the deduction limitation of Section 162(m) of the Code, all directors comprising the Committee granting such award shall be “outside directors” within the meaning of Code Section 162(m). Nothing in this Plan shall prohibit any function of the Committee under this Plan from being performed by the Board. The Committee may establish, subject to the provisions of the Plan, such rules and regulations as it deems necessary for the proper administration of the Plan, and make such determinations and take such action in connection therewith or in relation to the Plan as it deems necessary or advisable, consistent with the Plan.

      3.     Eligibility. Regular full-time employees of the Company and its Subsidiaries and non-employee directors of the Company shall be eligible to participate in the Plan. Such employees and directors are herein referred to as “Eligible Persons.” Eligible Persons to whom Incentive Shares are awarded (as provided for in Paragraph 5) or to whom Performance Awards are granted (as provided for in Paragraph 8) are referred to herein as “Participants.”

      4.     Shares Subject to the Plan.

      (a) The shares to be issued and delivered by the Company under the Plan are shares of the Company’s common stock, $0.01 par value (the “Common Stock”), which may be either authorized but unissued shares or treasury shares.

      (b) Subject to adjustment as provided in Paragraph 9, the aggregate number of shares of Common Stock which may be issued under the Plan shall not exceed five hundred thousand (500,000) shares, and the maximum number of shares that may be awarded or granted to the same Eligible Person within a single calendar year shall be fifty thousand (50,000).

      (c) If any portion of an award of Incentive Shares or a grant of a Performance Award is forfeited, the shares of Common Stock related thereto shall again be available for issuance in connection with other grants or awards under this Plan.

      5.     Awards of Incentive Shares.

      (a) The Committee from time to time, in its discretion and subject to the provisions of the Plan, may award shares of Common Stock to any or all Eligible Persons. Shares of Common Stock awarded under this Paragraph 5 of the Plan are referred to herein as “Incentive Shares.”

      (b) The Committee shall advise each Participant to whom an award of Incentive Shares has been made in writing of the terms of the offer, including the number of shares which such person shall be entitled to receive, the purchase price per share (if any), and any other terms, conditions and restrictions relating thereto.

Subject to the express provisions of the Plan, the Committee shall have the power to make such award subject to any terms and conditions it may establish (which may include, among others, vesting requirements and criteria relating to future individual and/ or corporate performance) and the awards made to different persons, or to the same person at different times, may be subject to terms, conditions and restrictions which differ from each other. The Committee, in its discretion, may reserve the right to defer payment of any such award until such time as the payment of the award would not cause the Company to lose the deduction for such payment on account of the limit on deductible compensation under section 162(m) of the Code, under whatever terms and conditions (including the conversion of the award to phantom stock or some other form of deferred compensation) as the Committee deems appropriate. If the Committee incorporates performance targets into the terms of an Incentive Share award to permit its deductibility under Section 162(m) of the Code, the performance targets shall be expressed in accordance with Paragraph 8 hereof.

      (c) Each award shall be embodied in an “Incentive Share Agreement” signed by the Participant and the Company providing that the Incentive Shares shall be subject to the provisions of this Plan and containing such other provisions, terms and conditions the Committee may prescribe not inconsistent with the Plan. Execution of the Incentive Share Agreement shall constitute the Participant’s acceptance of the Incentive Share award.

      (d) Certificates representing the shares shall be issued to or for the Participant as soon as practical after execution of the Incentive Share Agreement. The certificates shall bear an appropriate legend reflecting that such shares are subject to the restrictions contained in this Plan and the Participant’s Incentive Share Agreement. Incentive Shares issued under this Plan shall not be transferred, delivered, assigned, sold, or disposed of in any manner, nor pledged or otherwise hypothecated, except as permitted under the applicable Incentive Share Agreement. In lieu of Incentive Share Certificates, the Company may establish an account for the Participant evidencing ownership of the shares in uncertificated form. Upon the issuance of such certificates or establishment of such account, the Participant shall have the rights of a shareholder with respect to the Incentive Shares, subject to (i) the restrictions on transfer and vesting requirements set forth in the Incentive Share Agreement, (ii) in the Committee’s discretion, the requirement that any dividends paid on such shares be held in escrow until all restrictions on such shares have lapsed, and (iii) any other conditions or restrictions contained in the Incentive Share Agreement. The Committee, in its discretion, may determine that certificates for Incentive Shares awarded to a Participant shall remain in the possession of the Company until such shares are vested and fully transferable.

      6.     Termination of Employment or Service While Incentive Shares Are Forfeitable.

      (a) Unless the Incentive Share Agreement provides otherwise, if a Participant’s employment with, or service as a director of, the Company and its Subsidiaries terminates because of death, disability (as defined in Section 22(e)(3) of the Code), or retirement after attaining age 65 (or, if earlier, any normal retirement age under the applicable provisions of any retirement plan of the Company or any Subsidiary), any Incentive Shares awarded to such Participant shall be fully vested and nonforfeitable on the date such Participant terminates employment or service.

      (b) Unless the Incentive Share Agreement provides otherwise, if a Participant’s employment with, or service as a director of, the Company and its Subsidiaries terminates for any reason other than those specified in Paragraph 6(a), the Participant shall forfeit (and, if applicable, shall be required to resell to the Company at his original purchase price) all of the Incentive Shares in which he is not yet vested, unless the Committee shall, in its discretion, waive the restrictions under Paragraph 5(b) as to any part or all of the Incentive Shares. Any dividends paid with respect to forfeited Incentive Shares shall also be forfeited, and either the escrow account holding such dividends shall be terminated and the money returned to the Company or the Participant shall repay any such dividends he received directly.

      7.     Resale of Incentive Shares. In the event a Participant forfeits all or a portion of an Incentive Share award and is required to resell Incentive Shares to the Company as the result of the termination of the Participant’s employment or service as described in Paragraph 6(b) or in accordance with the terms of the Incentive Share Agreement, the Company by written notice to the Participant shall specify a date not less than five nor more than ten days from the date of such notice to consummate the purchase and sale of such

Incentive Shares at the principal office of the Company. The Participant shall take whatever steps are necessary to ensure that the Company receives or holds certificates representing such Incentive Shares which have been duly endorsed and are in proper form for transfer, whereupon the Company shall deliver to the Participant a check in the amount of the purchase price. If the Participant fails to deliver the share certificates to the Company or take other appropriate action to accomplish the resale at the time specified in such notice, the Company may deposit the purchase price with the Treasurer of the Company, and thereafter the shares shall be deemed to have been transferred to the Company and the Participant shall have no further rights as a stockholder of the Company in respect of such shares. In such event, the Treasurer of the Company shall continue to hold the purchase price for such shares and shall make payment thereof, without interest, upon delivery of the share certificates to the Company or completion of any other actions required by the Committee.

      8.     Performance Awards. The Committee may, from time to time, in its discretion and subject to the provisions of the Plan, provide an incentive opportunity (“Performance Awards”) to any or all Eligible Persons based on achievement by the Company for any calendar year or other period chosen by the Committee. Each Performance Award shall be embodied in a “Performance Award Agreement” signed by the Participant and the Company providing that the Performance Award shall be subject to the provisions of this Plan and containing such other provisions the Committee may prescribe not inconsistent with the Plan. The Committee will determine, in its sole discretion, the performance targets and whether Performance Awards should be payable in the form of Common Stock or cash. Performance targets may be expressed in terms of one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flow, residual income or any combination thereof), and or one or more corporate or divisional sales or fee-based measures. Any such target may be expressed on an absolute or relative basis, may use comparisons with the Company’s past performance or the current or past performance of other companies and may utilize comparisons to capital, shareholders’ equity and shares outstanding. If a Participant requests, prior to the date on which payment of the Performance Award is to be made, that such payment not be made until termination of the Participant’s employment or service as a director, then the Committee shall consider and act upon such request promptly. If no deferral request is made by a Participant, the payment shall be made in the time period chosen by the Committee (which may be a deferred date mandated by the Committee to ensure deductibility of the Performance Award).

      9.     Share Adjustments. In the event of a change in the Common Stock resulting from a stock split, stock dividend, combination or exchange of shares, or other similar capital adjustment, equitable proportionate adjustment shall be made by the Committee in (a) the number of shares available for issuance under this Plan and (b) the number (and, if appropriate, the price) of shares subject to outstanding awards and grants made under this Plan.

      10.     Merger, Consolidation, or Sale of Assets. Except as otherwise provided in any Incentive Share Agreement, Performance Award Agreement or other agreement approved by the Committee to which an Eligible Person is a party, in the event of (a) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which (1) the Company is not to be the surviving corporation (whether or not the Company shall be dissolved or liquidated) or (2) the Company is the surviving corporation and (x) the stockholders receive cash, property or other assets in the reorganization, merger or consolidation or (y) the stockholders of the Company immediately prior to the reorganization, merger or consolidation own less than 51% of the surviving corporation, or (b) the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company, each Incentive Share and Performance Award shall, without regard to any vesting schedule, restriction or performance target, automatically and immediately become fully vested or payable, as the case may be, immediately prior to such reorganization, merger, consolidation, sale or transfer. The Plan shall terminate effective upon such reorganization, merger, consolidation, sale or transfer.

      11.     Amendment or Termination. The Board may terminate this Plan at any time, and may amend the Plan at any time or from time to time. If the Plan is terminated, any Incentive Shares and Performance Awards shall continue to be subject to the terms of this Plan in accordance with the terms of the applicable Incentive Share Agreement or Performance Award Agreement, except as provided in Paragraph 10 or as otherwise determined by the Committee or Board at the time of termination.

      12.     Company Responsibility. All expenses of this Plan, including the cost of maintaining records, shall be borne by the Company. The Company shall have no responsibility or liability (other than under securities laws applicable to the Company) for any act or thing done or left undone with respect to the price, time, quantity, or other conditions and circumstances of the purchase of shares under the terms of the Plan, so long as the Company acts in good faith.

      13.     Implied Consent of Participants. Every Participant, by acceptance of an award of Incentive Shares or the grant of a Performance Award under this Plan, shall be deemed to have consented to be bound, on the Participant’s own behalf and on behalf of the Participant’s heirs, assigns, and legal representatives, by all of the terms and conditions of this Plan.

      14.     No Effect on Employment Status. The fact that an employee has been awarded Incentive Shares or granted a Performance Award under this Plan shall not limit or otherwise qualify the right of the person’s employer to terminate his or her employment at any time.

      15.     Tax Withholding. The Company shall be entitled to deduct from any payment to be made by it under this Plan, or to otherwise require, prior to the issuance or delivery of any shares or the payment of any cash to a Participant, payment by the Participant of all applicable Federal, state, local or other taxes required by law to be withheld. Payment of required withholding taxes may be made by the Participant in the form of shares of Common Stock. If shares of Common Stock are withheld by the Company or tendered by the Participant for this purpose, they shall be valued at their Fair Market Value on the date of withholding or receipt by the Company. “Fair Market Value” shall mean the last sale price of the Common Stock on The Nasdaq Stock Market, or on any stock exchange on which the Common Stock is traded, on the relevant date or, if there are no reported sales on such date, on the next preceding date on which such a sale was transacted. If the Common Stock is not then traded as described in the preceding sentence, the Committee shall select a method of determining Fair Market Value.

      16.     Compliance with Securities Laws. Shares shall be issued by the Company pursuant to this Plan only in full compliance with all applicable securities laws. The Committee may impose such conditions on transfer, restrictions and limitations as it may deem necessary and appropriate to assure compliance with such laws.

      17.     Duration and Termination of Plan. The Plan as amended and restated herein shall be effective on June 3, 2003 and, unless sooner terminated, shall expire on June 2, 2013.

KROLL INC.

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Kroll Inc. (“Kroll”) hereby appoints Jules B. Kroll and Michael G. Cherkasky, each of them, as proxies of the undersigned, with full power of substitution to each, to vote all shares of Kroll which the undersigned is entitled to vote at Kroll’s Annual Meeting of Stockholders to be held at 10:00 a.m., local time, at Hotel Intercontinental-The Barclay, 111 East 48th Street, New York, New York 10017, on Tuesday, June 3, 2003 and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:

1.	ELECTION OF DIRECTORS: To elect the nominees listed below to the Board of Directors for the terms described in the accompanying Proxy Statement;

FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

Class I Directors, each of whom will serve for a term expiring in 2006:

Peter A. Cohen, Thomas E. Constance and Michael D. Shmerling

Class II Director, who will serve for a term expiring in 2004:

Simon V. Freakley

2.	APPROVAL OF THE KROLL INC. STOCK INCENTIVE PLAN, as described in the accompanying Proxy Statement;

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR KROLL FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003, as described in the accompanying Proxy Statement;

☐ FOR	☐ AGAINST	☐ ABSTAIN

and in their discretion upon any other matter that may properly come before the meeting or any adjournment or postponement thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED UNDER “ELECTION OF DIRECTORS” AND FOR PROPOSALS 2 AND 3.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED UNDER “ELECTION OF DIRECTORS” AND FOR PROPOSALS 2 AND 3.

(Continued and to be dated and signed on the other side.)

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of Kroll accompanying the same are hereby acknowledged.

Dated:	, 2003

(Signature of Stockholder)

(Signature of Stockholder)

Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

I plan to attend the Annual Meeting in person: ☐ Yes   ☐ No